Exhibit 99.1

Nuveen Closes NREX I Delaware Statutory Trust

DST Offers Investors Tax Advantaged Opportunity to Exchange

Owned Property for Diversified Portfolio

NEW YORK, July 8, 2026 – Nuveen, a global investment manager, has successfully closed Nuveen Real Estate Exchange I DST (NREX I), a $58.7 million Delaware Statutory Trust (DST) that provides investors the opportunity to exchange appreciated real estate holdings for a tax- deferred interest in a portfolio of institutional-quality properties, sponsored by Nuveen Real Estate Exchange LLC, a subsidiary of Nuveen Global Cities REIT, Inc. (GCREIT).

GCREIT is a non-listed real estate investment trust (REIT) that focuses on investing in commercial real estate properties, aiming to provide investors with income and growth from the world’s most dynamic cities.

The DST includes three recently built, Class A, light industrial buildings strategically located in two Minneapolis submarkets and is fully leased to five tenants for a weighted average lease term of approximately four years. The three buildings comprise 405,756 square feet on 28.33 acres with efficient ingress and egress, strong highway visibility, and a highly functional layout designed to support operational efficiencies while minimizing near-term capital expenditures.

“At a time when investors are navigating significant market uncertainty, the strong demand for NREX I reflects a clear appetite for the stability and diversification that institutionally managed real estate can provide,” said Jeff Carlin, Global Head of Wealth and Retirement Advisory Services at Nuveen. “The light-industrial sector in particular remains an attractive investment opportunity, and we’re proud to help advisors guide their clients toward greater tax efficiency and stronger long-term wealth and estate planning outcomes.”

Nuveen Real Estate is one of the largest real estate investment managers globally, with more than 600 dedicated employees in over 37 cities across the United States, Europe and Asia Pacific. Nuveen invests in a range of tax-efficient asset classes and vehicles to help maximize after-tax outcomes and advance long-term financial goals, across municipal bonds, taxable fixed income, in addition to real estate.

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Media Contact: media-inquiries@nuveen.com

About Nuveen

Nuveen is a global investment leader, managing $1.4T in public and private assets for clients around the world, as of March 31, 2026. With broad expertise across income and alternatives, we invest in the growth of businesses, real estate, infrastructure, and natural capital, providing clients with the reliability, access, and foresight unique to our 125+ year heritage. Our prevailing perspective on the future drives our ambition to innovate and adapt our business to the changing needs of investors — all to pursue lasting performance for our clients, our communities, and our global economy. For more information, please visit www.nuveen.com.

Neither Nuveen nor any of its affiliates or their employees provide legal or tax advice. Please consult with your personal legal or tax advisor regarding your personal circumstances. Tax rates and IRS regulations are subject to change at any time, which could materially affect the information provided herein.

No Offer of Securities

This material is not intended to be a recommendation or investment advice, does not constitute a solicitation to buy, sell or hold a security or investment strategy and is not provided in a fiduciary capacity.

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